FOR IMMEDIATE RELEASE

Contact Information:	Investors/Media:
Cedar Shopping Centers	Stephanie Carrington / Jason Rando
Leo Ullman, President	The Ruth Group
(516) 944-4525	(646) 536-7017/7025
lsu@cedarshoppingcenters.com	scarrington@theruthgroup.com
jrando@theruthgroup.com

CEDAR SHOPPING CENTERS ANNOUNCES FFO GUIDANCE FOR 2006 AND
GUIDANCE ADJUSTMENT FOR 2005

Port Washington, NY – February 1, 2006 – Cedar Shopping Centers, Inc. (NYSE: CDR) today announced that it expects to publish its 2005 results on or about March 2, 2006, followed by a conference call on the next day. The Company lowered its 2005 Funds From Operations (“FFO”) guidance from $1.07 - $1.10 per share/Unit to $1.02 - $1.04 per share/Unit. This compares to FFO results of $0.91 per share/Unit for 2004.

The Company also today announced FFO guidance for 2006 at $1.20 - $1.30 per share/Unit.

The reduction in guidance for 2005 is primarily a result of the following:

•	Delayed closings on acquisitions of certain properties, which had an FFO impact of approximately $1.0 million, including:

	–	Shore Mall, Egg Harbor Township, NJ, originally expected to close in September 2005, closed on January 31, 2006;
	–	Trexler Mall, Trexlertown, PA, originally expected to close in September 2005, closed on December 19, 2005;
	–	Fieldstone Marketplace, New Bedford, MA, originally expected to close during October 2005, closed on December 22, 2005.

•	Additional professional fees which had an FFO impact of approximately $300,000, attributable largely to a trial during the fourth quarter in connection with litigation commenced by the Company as plaintiff.

Leo S. Ullman, CEO of Cedar, stated, “We had an excellent year. With the proceeds primarily of our August equity offering and our expanded credit facility, we have been able to build a fine portfolio of properties in 2005. While a couple of those acquisitions were slightly delayed, our announced 2005 acquisition program of some 54 properties totaling approximately $500 million was completed yesterday with the purchase of the Shore Mall property, as previously announced.

We believe that our platform of stabilized properties, coupled with our development and redevelopment prospects, will add greatly to shareholder values during coming years.”

Cedar Shopping Centers, Inc. is a self-managed real estate investment trust focused on supermarket-anchored shopping centers and drug store-anchored convenience centers, which has realized significant growth in assets and shareholder value since its public offering in October 2003. The Company presently owns and operates, exclusive of the above-described transactions, 85 primarily community supermarket-anchored shopping centers and drug store-anchored convenience centers with approximately 9 million square feet of gross leasable area, located in nine contiguous states, predominantly in the Northeast.

Non-GAAP Financial measures – FFO

Funds From Operations (“FFO”) is a widely-recognized measure of REIT performance. The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are computed to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income applicable to common shareholders the amortization of costs incurred in connection with its financing or hedging activities, or depreciation of non-real estate assets, but does add back to net income applicable to common shareholders those items that are defined as “extraordinary” under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income applicable to common shareholders (determined in accordance with GAAP) as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not necessarily indicative of cash available to fund ongoing cash needs.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of the securities laws. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s belief, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such a difference include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of shopping center acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels; the Company’s potential inability to realize the level of proceeds from property sales as initially expected; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to refinance debt obligations when due. Such forward-looking statements speak only as of the date hereof. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events or circumstances on which such information was based.